EXHIBIT 12 - STATEMENTS RE: COMPUTATION OF RATIOS


                          Frontier National Corporation
                Computation of Ratio of Earnings to Fixed Charges

                                                                                  Year Ended December 31,
                                                                 -----------------------------------------------------
                                                                        1999               1998             1997
                                                                 ----------------   ---------------    ---------------
                                                                                  (Dollars in thousands)
Pretax income................................................    $          3,177   $         1,394    $         1,914
Add fixed charges:
   Interest on deposits......................................               6,238             5,063              3,751
   Interest on borrowings....................................               1,908             1,231                944
   Portion of rental expense representing interest expense...                  38                31                 22
                                                                 ----------------   ---------------    ---------------
     Total fixed charges.....................................               8,184             6,325              4,717
                                                                 ----------------   ---------------    ---------------
Income before fixed charges..................................    $         11,361   $         7,719    $         6,631
                                                                 ================   ===============    ===============

Pretax income................................................    $          3,177             1,394    $         1,914
Add fixed charges (excluding interest on deposits):
   Interest on borrowings....................................               1,908             1,231                944
   Portion of rental expense representing interest expense...                  38                31                 22
                                                                 ----------------   ---------------    ---------------
     Total fixed charges.....................................               1,946             1,262                966
                                                                 ----------------   ---------------    ---------------
Income before fixed charges (excluding interest on
   deposits).................................................    $          5,123   $         2,656    $         2,880
                                                                 ================   ===============    ===============
RATIO OF EARNINGS TO FIXED CHARGES
   Including interest on deposits............................               1.39               1.22               1.41
   Excluding interest on deposits............................               2.63               2.10               2.98


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